Exhibit 99.3

EVERTEC ANNOUNCES

PARTIAL RELEASE OF LOCK-UP AGREEMENT

SAN JUAN, PUERTO RICO – September 9, 2013 — EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) announced today that Goldman, Sachs & Co. and J.P. Morgan Securities LLC, joint bookrunners of the Company’s initial public offering in April 2013, have agreed to waive certain lock-up restrictions applicable to the Company and certain shares of the Company’s common stock. This waiver will permit the sale of such shares by selling stockholders, including shares held by certain officers and current and former employees of the Company, subject to the execution of an underwriting agreement and new lock-up agreements in connection with the recently announced proposed offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About EVERTEC

EVERTEC is the leading full-service transaction processing business in Latin America and the Caribbean. Based in Puerto Rico, EVERTEC provides a broad range of merchant acquiring, payment processing and business process management services across 19 countries in the region. EVERTEC processes over 1.8 billion transactions annually, and manages the electronic payment network for over 4,100 automated teller machines (“ATM”) and over 104,000 point-of-sale payment terminals. EVERTEC is the largest merchant acquirer in the Caribbean and Central America and the seventh largest in Latin America. EVERTEC owns and operates the ATH network, one of the leading ATM and personal identification number debit networks in Latin America. In addition, EVERTEC provides a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. EVERTEC serves a broad and diversified customer base of leading financial institutions, merchants, corporations and government agencies with ‘mission critical’ technology solutions and believes its business is well positioned to continue to expand across the fast growing Latin American region.

Forward-Looking Statements

The information in this press release contains forward-looking information that involves substantial risks and uncertainties regarding the proposed public offering by EVERTEC. EVERTEC assumes no obligation to update any forward-looking statements contained in this press release as the result of new information, future events or otherwise.

Contacts

Investor Contact

Luis M. Cabrera

Senior Vice President

Head of Investor Relations

(787) 773-5302

IR@evertecinc.com

Media Contact

Wanda Betancourt, APR

Senior Vice President

Communications and Marketing

(787) 773-5302

NewsMedia@evertecinc.com